EXHIBIT 99.(A)

NEWS RELEASE
------------------------------------
FLORIDA PROGRESS CORPORATION
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Karen Raihill - (813) 866-5023


Florida Progress Corporation reports increase in third-quarter earnings


ST. PETERSBURG, Fla. (October 19, 1995) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported a third-quarter earnings increase of 20 percent due to stronger retail kilowatt-hour sales at the utility. This was the result of warmer weather, customer growth and an improved economy in 1995. The increase in earnings also was impacted by nonrecurring charges recognized during last year's third quarter.

Third-quarter results for 1995 were $91.1 million, or 95 cents per share, compared with $75.8 million, or 80 cents a share, earned a year ago. Revenues for the quarter totaled $862.6 million, compared with $756.2 million for the same three-month period in 1994.

Florida Power, the largest subsidiary of Florida Progress, earned $84.7 million, or 88 cents per share, on revenues of $671.8 million in this year's third quarter, compared with earnings of $69.4 million, or 73 cents a share, on revenues of $586.5 million for the same three-month period a year ago.

Retail kilowatt-hour sales at the utility increased by 11.1 percent in the third quarter of 1995, compared with the prior-year quarter. The increase was helped by a 2-percent customer growth rate and warmer weather when compared to the prior year.

Florida Power's cost-control initiatives have allowed the company to hold the line on operation and maintenance expenses over the past year. This has been achieved even with the addition of more than 25,000 new customers since this time last year.

Partially offsetting higher energy sales and cost-reduction efforts during the quarter were increased expenses for nuclear decommissioning and depreciation. Also, in the third quarter of 1995, Florida Power began recognizing charges related to a Florida Public Service Commission-approved amortization of transmission facilities' costs.

In the prior-year quarter, Florida Power recognized restructuring costs that reduced after-tax earnings by $4.4 million, or 5 cents a share. Also, in 1994, Florida Power subsidiaries withdrew as equity partners from a gas pipeline project. The write-off of the utility's pipeline investment lowered 1994 third-quarter earnings by $3.9 million, or 4 cents per share.

Earnings from the diversified operations this quarter were comparable to operating results during the same period in 1994.

Florida Progress (NYSE: FPC) is a Fortune 500 diversified utility holding company with assets of $5.7 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.

                                         Three Months Ended                       Three Months Ended
                                            September 30                              September 30
                                         1995           1994                     1995            1994
                                     ------------   ---------------        --------------  --------------
Revenues                              $862,600,000    $756,200,000         $2,991,600,000  $2,722,100,000

Net Income                            $ 91,100,000    $ 75,800,000         $  238,900,000  $  203,200,000
                                      ============    ============         ==============  ==============
Earnings Per Share (EPS):
Florida Power Corporation                 $ .88           $ .73                  $2.28            $1.95
Diversified Operations                      .07             .07                    .22              .27
                                          -----           -----                  -----            -----
Consolidated                              $ .95           $ .80                  $2.50            $2.22
                                          =====           =====                  =====            =====

Average Common
  Shares Outstanding                   95,904,857       94,570,194            95,422,794      91,485,841
